Exhibit 99.1

News Release
TransUnion Announces Strong Third Quarter 2021 Results
•Delivered strong financial performance as a result of business wins, successful innovation and ongoing market recovery.
•Increased our full year 2021 financial guidance to reflect third quarter out-performance and continued improvement in the global macro-economic environment.
•Announced our intent to acquire Neustar, a premier identity resolution company; the transaction is expected to close in the fourth quarter.
•Today, announced our intent to acquire Sontiq, a leading provider of consumer identity protection services; the transaction is expected to close in the fourth quarter.
•Today, announced our intent to sell our Healthcare business; the transaction is targeted to close in the fourth quarter.
CHICAGO, October 26, 2021 - TransUnion (NYSE: TRU) (the “Company”) today announced financial results for the quarter ended September 30, 2021.
Third Quarter 2021 Results
Revenue:
•Total revenue for the quarter was $792 million, an increase of 14 percent (13 percent on a constant currency basis, 12 percent on an organic constant currency basis) compared with the third quarter of 2020.
Earnings:
•Net income attributable to TransUnion was $114 million for the quarter, compared with $103 million for the third quarter of 2020. Diluted earnings per share was $0.59, compared with $0.53 for the third quarter of 2020.
•Adjusted Net Income was $194 million for the quarter, compared with $156 million for the third quarter of 2020. Adjusted Diluted Earnings per Share for the quarter was $1.01, compared with $0.81 for the third quarter of 2020.
•Adjusted EBITDA was $327 million for the quarter, an increase of 21 percent (20 percent on a constant currency basis, 20 percent on an organic constant currency basis) compared with the third quarter of 2020. Adjusted EBITDA margin was 41.3 percent, compared with 38.8 percent for the third quarter of 2020.
“TransUnion delivered another strong quarter as the company benefited from new business wins, product innovation and broad market recovery,” said Chris Cartwright, President and CEO. “We also announced important strategic transactions that further position TransUnion for long-term growth as we focus on improving identity verification and targeting precision to enable safe, tailored consumer experiences. Notably, we agreed to acquire Neustar, a premier identity resolution company with leading solutions in Marketing, Fraud and Communications. We also recently made investments in and established commercial agreements with Monevo, which delivers online pre-qualification services primarily in the U.K. and the U.S., and IDfy, an India-based provider of online identity verification, authentication and onboarding solutions.”
“And, today, we announced our intent to acquire Sontiq, which complements and expands our Consumer Interactive solutions portfolio by providing valuable identity protection for consumers. We also announced an agreement to sell our Healthcare business, which will provide significant net proceeds to help fund the strategic acquisitions we’ve announced, as well as allow the Healthcare business to benefit from ownership whose priorities are solely focused on healthcare revenue cycle management.”
“These strategic moves further strengthen our portfolio, create new growth vectors, and position TransUnion for attractive long-term growth.”

Third Quarter 2021 Segment Results
U.S. Markets:
U.S. Markets revenue was $498 million, an increase of 14 percent (12 percent on an organic basis) compared with the third quarter of 2020.
•Financial Services revenue was $278 million, an increase of 11 percent compared with the third quarter of 2020.
•Emerging Verticals revenue, which includes Healthcare, Insurance and all other verticals, was $221 million, an increase of 17 percent (14 percent on an organic basis) compared with the third quarter of 2020.
Adjusted EBITDA was $210 million, an increase of 19 percent (19 percent on an organic basis) compared with the third quarter of 2020.

International:
International revenue was $178 million, an increase of 23 percent (18 percent on a constant currency basis) compared with the third quarter of 2020.
•Canada revenue was $31 million, an increase of 10 percent (4 percent on a constant currency basis) compared with the third quarter of 2020.
•Latin America revenue was $27 million, an increase of 23 percent (22 percent on a constant currency basis) compared with the third quarter of 2020.
•United Kingdom revenue was $55 million, an increase of 24 percent (16 percent on a constant currency basis) compared with the third quarter of 2020.
•Africa revenue was $15 million, an increase of 23 percent (8 percent on a constant currency basis) compared with the third quarter of 2020.
•India revenue was $35 million, an increase of 44 percent (44 percent on a constant currency basis) compared with the third quarter of 2020.
•Asia Pacific revenue was $16 million, an increase of 10 percent (11 percent on a constant currency basis) compared with the third quarter of 2020.
Adjusted EBITDA was $78 million, an increase of 37 percent (31 percent on a constant currency basis) compared with the third quarter of 2020.

Consumer Interactive:
Consumer Interactive revenue was $135 million, an increase of 3 percent compared with the third quarter of 2020.
Adjusted EBITDA was $69 million, an increase of 4 percent compared with the third quarter of 2020.

Liquidity and Capital Resources
Cash and cash equivalents were $709 million at September 30, 2021 and $493 million at December 31, 2020. In addition, we had $300 million of undrawn capacity on our Senior Secured Revolving Credit Facility. For the nine months ended September 30, 2021, cash provided by continuing operations was $660 million compared with $558 million in 2020. The increase in cash provided by operations was due primarily to an increase in operating performance and a decrease in interest expense, partially offset by an increase in working capital. Cash used in investing activities was $208 million compared with $154 million in 2020. The increase in cash used in investing activities was due primarily to an increase in investments in nonconsolidated affiliates and purchases of convertible notes, and an increase in capital expenditures. Capital expenditures were $158 million compared with $132 million in 2020. Cash used in financing activities was $232 million compared with $110 million in 2020. The increase in cash used in financing activities was due primarily to $85.0 million debt prepayments made in 2021 and an increase in the payments for contingent consideration in 2021.

Recently Announced Transactions
On September 13, 2021, we announced our agreement to acquire Neustar, Inc. (“Neustar”) for $3.1 billion in cash, subject to customary purchase price adjustments. We intend to finance the acquisition through a combination of debt financing and cash on hand, and have entered into a debt commitment letter which provides for a senior secured term loan facility in an aggregate principal amount of up to $3.1 billion. We expect the acquisition to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions and regulatory approvals. For additional information on our acquisition of Neustar, refer to our Press Release dated September 13, 2021, which is available on our Investor Relations website at https://investors.transunion.com/.
Today, we announced our agreement to acquire Sontiq, Inc. (“Sontiq”) for $638 million in cash, subject to customary purchase price adjustments. We intend to finance the acquisition through a combination of debt financing and cash on hand, and have entered into a debt commitment letter which provides for a new secured term loan facility in an aggregate principal amount of up to $640 million. We expect the acquisition to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions and regulatory approvals. For additional information on our acquisition of Sontiq, refer to our Press Release dated October 26, 2021, which is available on our Investor Relations website at https://investors.transunion.com/.
Today, we also announced our agreement to sell our Healthcare business for $1.735 billion in cash, subject to customary purchase price adjustments. We intend to use the net proceeds from this sale to prepay debt and for other general corporate purposes as permitted under the Senior Secured Credit Facilities. We are targeting closing in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions and regulatory approvals. For additional information on the divestment of our Healthcare business, refer to our Press Release dated October 26, 2021, which is available on our Investor Relations website at https://investors.transunion.com/.

Fourth Quarter and Full Year 2021 Outlook
Our guidance is based on a number of assumptions that are subject to change, many of which are outside of the control of the Company, including general macroeconomic conditions and the potential impact of the global COVID-19 pandemic. There are numerous evolving factors that we may not be able to accurately predict. There can be no assurance that the Company will achieve the results expressed by this guidance.

	Three Months Ended December 31, 2021		Twelve Months Ended December 31, 2021
Dollars in millions, except per share data	Low	High	Low	High

Revenue, as reported	$764	$774	$3,075	$3,085
Revenue growth[1]:
As reported	9%	11%	13%	14%
Constant currency[1,3]	9%	11%	12%	13%
Organic constant currency[1,4]	9%	11%	12%	12%

Net income attributable to TransUnion	$72	$78	$441	$448
Net income attributable to TransUnion growth	(29)%	(23)%	29%	31%

Diluted Earnings per Share	$0.37	$0.40	$2.29	$2.32
Diluted Earnings per Share growth	(30)%	(24)%	28%	30%

Adjusted EBITDA, as reported[5]	$293	$301	$1,239	$1,247
Adjusted EBITDA growth, as reported[2]	9%	12%	19%	19%

Adjusted Diluted Earnings per Share[5]	$0.88	$0.91	$3.76	$3.79
Adjusted Earnings per Share growth	10%	14%	25%	26%

(1)Additional revenue growth assumptions:
a.The impact of changing foreign currency exchange rates is expected to have an immaterial impact for Q4 2021 and approximately 1.0 point of benefit for FY 2021.
b.The impact of recent acquisitions is expected to have no impact for Q4 2021 and approximately 1.0 point of benefit for FY 2021.
c.The impact of mortgage is expected to be approximately 4.0 points of headwind for Q4 2021 and 2.0 points of headwind for FY 2021. These impacts are calculated by removing the U.S. mortgage revenue from both the current year and prior year periods.
(2)Additional Adjusted EBITDA assumptions:
a.The impact of changing foreign currency exchange rates is expected to be immaterial for Q4 2021 and approximately 1.0 point of benefit for FY 2021.
(3)Constant currency growth rates assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.
(4)Organic constant currency growth rates are constant currency growth excluding inorganic growth. Inorganic growth represents growth attributable to the first twelve months of activity for recent business acquisitions.
(5)For a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Schedule 6 of this Earnings Release.

Earnings Webcast Details
In conjunction with this release, TransUnion will host a conference call and webcast today at 8:30 a.m. Central Time to discuss the business results for the quarter and certain forward-looking information. This session and the accompanying presentation materials may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.

About TransUnion
TransUnion is a global information and insights company that makes trust possible in the modern economy. We do this by providing a comprehensive picture of each person so they can be reliably and safely represented in the marketplace. As a result, businesses and consumers can transact with confidence and achieve great things. We call this Information for Good.
A leading presence in more than 30 countries across five continents, TransUnion provides solutions that help create economic opportunity, great experiences and personal empowerment for hundreds of millions of people.
http://www.transunion.com/business

Availability of Information on TransUnion’s Website
Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.

Non-GAAP Financial Measures
This earnings release presents constant currency growth rates assuming foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates. This earnings release also presents organic constant currency growth rates, which assumes consistent foreign currency exchange rates between years and also eliminates the impact of our recent acquisitions.

This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates and the impacts of recent acquisitions.
This earnings release also presents Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share for all periods presented. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present Adjusted EBITDA and Adjusted Net Income as supplemental measures of our operating performance because these measures eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. Adjusted EBITDA is also a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours. Our board of directors and executive management team use Adjusted EBITDA as compensation measures. Under the credit agreement governing our Senior Secured Credit Facility, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.
We define Adjusted EBITDA as net income (loss) attributable to TransUnion plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses, plus certain accelerated technology investment expenses to migrate to the cloud, plus (less) certain other expenses (income). We define Adjusted Net Income as net income (loss) attributable to TransUnion plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses, plus certain accelerated technology investment expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus the related changes in provision for income taxes. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted-average diluted shares outstanding. The above definitions apply to our calculations for the periods shown on Schedules 1 through 6.

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including our guidance and descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “guidance,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negative of these words and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include: the effects of the COVID-19 pandemic; the duration of the COVID-19 pandemic and the timing of the recovery from the COVID-19 pandemic; the prevalence and severity of variants of the COVID-19 virus; macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; regulatory oversight of “critical activities”; our ability to effectively manage our costs; economic and political stability in the United States and international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; failure to realize the synergies and other benefits expected from the proposed acquisitions of Neustar and Sontiq; delays in closing the proposed acquisitions; the possibility that the proposed acquisitions, including the integration of Neustar and Sontiq, may be more costly to complete than anticipated; business disruption related to the proposed acquisitions; the possibility that the expected benefits of the proposed Healthcare divestiture will not be realized, or will not be realized within the expected time period; failure to obtain governmental approvals of the proposed Healthcare divestiture in the expected time period, or at all; the impact of the proposed Healthcare divestiture on TransUnion’s businesses and the risk that consummating the proposed Healthcare divestiture may be more difficult, time-consuming or costly than expected; the possibility that the proposed Healthcare divestiture does not close, including failure to satisfy the closing conditions; risks related to the distraction of management from ongoing business operations and other opportunities due to the proposed acquisitions and the proposed Healthcare divestiture; our ability to acquire businesses, including any recently announced business acquisitions, successfully secure financing for our acquisitions, timely consummate our acquisitions, successfully integrate the operations of our acquisitions, control the costs of integrating our acquisitions and realize the intended benefits of such acquisitions; our ability to consummate the sale of our recently announced divestiture on a timely basis or at all; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; share repurchase plans; our reliance on key management personnel; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.
In addition to factors previously disclosed in TransUnion’s reports filed with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: failure to realize the benefits expected from the recent business acquisitions; the effects of pending and future legislation; risks related to disruption of management time from ongoing business operations due to the recent business acquisitions; macroeconomic factors beyond TransUnion’s control; risks related to TransUnion’s indebtedness and other consequences associated with mergers, acquisitions and divestitures, and legislative and regulatory actions and reforms.

For More Information
E-mail:    Investor.Relations@transunion.com
Telephone:    312.985.2860

                                                Exhibit 99.1
TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(in millions, except per share data)

	September 30, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$708.8	$493.0
Trade accounts receivable, net of allowance of $23.9 and $26.6	513.6	453.7
Other current assets	228.2	159.5
Total current assets	1,450.6	1,106.2
Property, plant and equipment, net of accumulated depreciation and amortization of $622.0 and $548.9	196.4	223.2
Goodwill	3,424.7	3,461.5
Other intangibles, net of accumulated amortization of $1,945.8 and $1,752.2	2,161.2	2,284.6
Other assets	275.5	236.1
Total assets	$7,508.4	$7,311.6
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$227.7	$193.2
Short-term debt and current portion of long-term debt	76.5	55.5
Other current liabilities	375.8	415.8
Total current liabilities	680.0	664.5
Long-term debt	3,253.1	3,398.7
Deferred taxes	419.8	396.8
Other liabilities	174.3	215.5
Total liabilities	4,527.2	4,675.5
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion shares authorized at September 30, 2021 and December 31, 2020, 197.2 million and 195.7 million shares issued at September 30, 2021 and December 31, 2020, respectively, and 191.6 million shares and 190.5 million shares outstanding as of September 30, 2021 and December 31, 2020, respectively	2.0	2.0
Additional paid-in capital	2,161.5	2,088.1
Treasury stock at cost; 5.6 million and 5.2 million shares at September 30, 2021 and December 31, 2020, respectively	(250.1)	(215.2)
Retained earnings	1,255.7	937.4
Accumulated other comprehensive loss	(288.3)	(272.1)
Total TransUnion stockholders’ equity	2,880.8	2,540.2
Noncontrolling interests	100.4	95.9
Total stockholders’ equity	2,981.2	2,636.1
Total liabilities and stockholders’ equity	$7,508.4	$7,311.6

                                                Exhibit 99.1
TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenue	$791.6	$695.9	$2,311.1	$2,017.9
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	259.1	222.4	752.6	666.1
Selling, general and administrative	247.3	219.0	682.4	655.4
Depreciation and amortization	95.9	92.2	288.6	273.4
Total operating expenses	602.3	533.6	1,723.6	1,594.9
Operating income	189.4	162.3	587.5	423.0
Non-operating income and (expense)
Interest expense	(25.7)	(27.6)	(77.1)	(98.7)
Interest income	1.0	1.2	2.5	4.2
Earnings from equity method investments	2.9	2.1	8.6	6.7
Other income and (expense), net	(10.3)	0.8	(10.8)	(6.9)
Total non-operating income and (expense)	(32.2)	(23.6)	(76.8)	(94.7)
Income before income taxes	157.2	138.7	510.7	328.3
Provision for income taxes	(39.0)	(32.1)	(129.1)	(77.3)
Net income	118.2	106.7	381.7	251.0
Less: net (income) loss attributable to the noncontrolling interests	(4.0)	(3.9)	(12.0)	(9.5)
Net income attributable to TransUnion	$114.2	$102.8	$369.7	$241.5

Weighted-average shares outstanding:
Basic	191.6	190.2	191.3	189.8
Diluted	193.1	192.3	192.9	192.1
Earnings Per Share:
Basic	$0.60	$0.54	$1.93	$1.27
Diluted	$0.59	$0.53	$1.92	$1.26

As a result of displaying amounts in millions, rounding differences may exist in the table above.

                                                Exhibit 99.1
TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2021	2020

Cash flows from operating activities:
Net income	$381.7	$251.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	288.6	273.4
Net (gain) loss on investments in affiliated companies and other investments	(12.3)	0.5
Deferred taxes	13.2	(25.2)
Stock-based compensation	51.6	29.6
Provision for losses on trade accounts receivable	0.7	11.4
Other	1.0	6.1
Changes in assets and liabilities:
Trade accounts receivable	(63.2)	(43.4)
Other current and long-term assets	(40.5)	(9.6)
Trade accounts payable	35.6	7.3
Other current and long-term liabilities	3.8	57.1
Cash provided by operating activities	$660.2	$558.2
Cash flows from investing activities:
Capital expenditures	(158.1)	(131.7)
Proceeds from sale/maturities of other investments	27.8	52.3
Purchases of other investments	(53.7)	(65.0)
Investments in nonconsolidated affiliates and purchases of convertible notes	(41.6)	(12.3)
Proceeds from disposals of investments and assets held for sale	18.7	1.6
Other	(1.1)	1.6
Cash used in investing activities	$(208.0)	$(153.5)
Cash flows from financing activities:
Repayments of debt	(127.5)	(45.0)
Proceeds from issuance of common stock and exercise of stock options	21.2	21.7
Dividends to shareholders	(51.5)	(43.3)
Employee taxes paid on restricted stock units recorded as treasury stock	(34.8)	(35.5)
Payment of contingent consideration	(32.4)	(6.4)
Distributions to noncontrolling interests	(6.5)	(1.4)
Cash used in financing activities	$(231.5)	$(109.9)
Effect of exchange rate changes on cash and cash equivalents	(4.9)	(14.9)
Net change in cash and cash equivalents	$215.8	$279.9
Cash and cash equivalents, beginning of period	493.0	274.1
Cash and cash equivalents, end of period	$708.8	$554.0

As a result of displaying amounts in millions, rounding differences may exist in the table above.

                                                Exhibit 99.1
SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
Revenue and Adjusted EBITDA growth rates as Reported, CC, Inorganic, Organic and Organic CC (Unaudited)

	For the Three Months Ended September 30, 2021 compared with the Three Months Ended September 30, 2020
	Reported	CC Growth(1)	Inorganic(2)	Organic Growth(3)	Organic CC Growth(4)

Revenue:
Consolidated	13.8%	12.7%	0.8%	13.0%	11.9%
U.S. Markets	13.7%	13.7%	1.2%	12.4%	12.4%
Financial Services	11.5%	11.5%	—%	11.5%	11.5%
Emerging Verticals	16.6%	16.5%	2.8%	13.7%	13.7%
International	22.9%	18.0%	—%	22.9%	18.0%
Canada	9.7%	3.7%	—%	9.7%	3.7%
Latin America	22.9%	22.3%	—%	22.9%	22.3%
United Kingdom	23.8%	15.9%	—%	23.8%	15.9%
Africa	23.3%	8.5%	—%	23.3%	8.5%
India	44.2%	43.6%	—%	44.2%	43.6%
Asia Pacific	10.4%	11.1%	—%	10.4%	11.1%
Consumer Interactive	2.6%	2.6%	—%	2.6%	2.6%

Adjusted EBITDA:
Consolidated	21.1%	19.9%	(0.5)%	21.6%	20.4%
U.S. Markets	18.6%	18.6%	(0.7)%	19.3%	19.3%
International	37.0%	31.3%	—%	37.0%	31.3%
Consumer Interactive	3.5%	3.5%	—%	3.5%	3.5%

                                                Exhibit 99.1

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
Revenue and Adjusted EBITDA growth rates as Reported, CC, Inorganic, Organic and Organic CC (Unaudited)

	For the Nine Months Ended September 30, 2021 compared with the Nine Months Ended September 30, 2020
	Reported	CC Growth(1)	Inorganic(2)	Organic Growth(3)	Organic CC Growth(4)

Revenue:
Consolidated	14.5%	13.2%	0.9%	13.6%	12.4%
U.S. Markets	14.6%	14.6%	1.4%	13.2%	13.2%
Financial Services	15.6%	15.6%	—%	15.6%	15.6%
Emerging Verticals	13.4%	13.4%	3.1%	10.3%	10.2%
International	22.4%	16.3%	—%	22.4%	16.3%
Canada	21.0%	11.8%	—%	21.0%	11.8%
Latin America	21.5%	22.2%	—%	21.5%	22.2%
United Kingdom	19.8%	9.6%	—%	19.8%	9.6%
Africa	23.8%	10.4%	—%	23.8%	10.4%
India	33.2%	32.2%	—%	33.2%	32.2%
Asia Pacific	14.2%	14.0%	—%	14.2%	14.0%
Consumer Interactive	3.9%	3.9%	—%	3.9%	3.9%

Adjusted EBITDA:
Consolidated	21.9%	20.5%	(0.7)%	22.6%	21.2%
U.S. Markets	19.0%	19.0%	(1.1)%	20.0%	20.0%
International	43.3%	36.0%	—%	43.3%	36.0%
Consumer Interactive	3.5%	3.5%	—%	3.5%	3.5%

(1)Constant Currency (“CC”) growth rates assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.
(2)Inorganic growth rate represents growth attributable to the first twelve months of activity for recent business acquisitions.
(3)Organic growth rate is the reported growth rate less the inorganic growth rate.
(4)Organic CC growth rate is the CC growth rate less inorganic growth rate.

                                                Exhibit 99.1
SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
Consolidated and Segment Revenue, Adjusted EBITDA, and Adjusted EBITDA Margins (Unaudited)
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenue:
U.S. Markets gross revenue
Financial Services	$277.6	$249.1	$811.4	$701.7
Emerging Verticals	220.7	189.4	639.8	564.1
U.S. Markets gross revenue	$498.4	$438.5	$1,451.2	$1,265.8

International gross revenue
Canada	$30.6	$27.9	$95.0	$78.5
Latin America	26.7	21.7	76.8	63.2
United Kingdom	54.6	44.2	158.3	132.1
Africa	15.1	12.3	44.0	35.6
India	34.5	23.9	96.4	72.4
Asia Pacific	16.5	14.9	46.2	40.5
International gross revenue	$178.0	$144.8	$516.7	$422.2

Consumer Interactive gross revenue	$135.0	$131.6	$401.9	$386.7

Total gross revenue	$811.4	$714.9	$2,369.8	$2,074.8

Intersegment revenue eliminations
U.S. Markets	$(17.7)	$(17.2)	$(52.7)	$(51.7)
International	(1.5)	(1.4)	(4.4)	(3.9)
Consumer Interactive	(0.5)	(0.5)	(1.6)	(1.3)
Total intersegment revenue eliminations	$(19.7)	$(19.0)	$(58.7)	$(56.8)

Total revenue as reported	$791.6	$695.9	$2,311.1	$2,017.9

Adjusted EBITDA:
U.S. Markets	$210.3	$177.3	$618.6	$520.0
International	77.7	56.7	221.3	154.4
Consumer Interactive	69.4	67.1	192.8	186.2
Corporate	(30.5)	(31.2)	(86.7)	(84.7)
Consolidated Adjusted EBITDA	$327.0	$269.9	$945.9	$775.9

Adjusted EBITDA margin:(1)
U.S. Markets	42.2%	40.4%	42.6%	41.1%
International	43.7%	39.2%	42.8%	36.6%
Consumer Interactive	51.4%	51.0%	48.0%	48.1%
Consolidated	41.3%	38.8%	40.9%	38.5%

(1)Segment Adjusted EBITDA margins are calculated using segment gross revenue and segment Adjusted EBITDA. Consolidated Adjusted EBITDA margin is calculated using total revenue as reported and consolidated Adjusted EBITDA.

                                                Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Reconciliation of net income attributable to TransUnion to consolidated Adjusted EBITDA:
Net income attributable to TransUnion	$114.2	$102.8	$369.7	$241.5
Net interest expense	24.7	26.5	74.6	94.6
Provision for income taxes	39.0	32.1	129.1	77.3
Depreciation and amortization	95.9	92.2	288.6	273.4
EBITDA	$273.8	$253.5	$861.9	$686.7
Adjustments to EBITDA:
Stock-based compensation(1)	$17.4	$7.8	$51.9	$29.5
Mergers and acquisitions, divestitures and business optimization(2)	10.3	1.5	23.4	12.9
Accelerated technology investment(3)	12.6	4.5	29.7	10.3
Net other(4)	12.8	2.6	(21.0)	36.4
Total adjustments to EBITDA	$53.2	$16.4	$84.0	$89.2
Consolidated Adjusted EBITDA	$327.0	$269.9	$945.9	$775.9

Net income attributable to TransUnion as a percentage of revenue	14.4%	14.8%	16.0%	12.0%
Consolidated Adjusted EBITDA margin	41.3%	38.8%	40.9%	38.5%

As a result of displaying amounts in millions, rounding differences may exist in the tables above and footnotes below.
(1)Consisted of stock-based compensation and cash-settled stock-based compensation.
(2)For the three months ended September 30, 2021, consisted of the following adjustments: $22.7 million of acquisition expenses; $0.5 million of adjustments to contingent consideration expense from previous acquisitions; and a ($12.9) million gain on the sale of a Cost Method investment.
For the nine months ended September 30, 2021, consisted of the following adjustments: $27.4 million of acquisition expenses; $8.3 million of adjustments to contingent consideration expense from previous acquisitions; $1.1 million gain reduction to notes receivable that were converted into equity upon acquisition and consolidation of an entity; and ($13.4) million gain on the sale of Cost Method investments.
For the three months ended September 30, 2020, consisted of the following adjustments: $1.5 million of acquisition expenses.
For the nine months ended September 30, 2020, consisted of the following adjustments: $7.5 million of Callcredit integration costs; a $4.8 million loss on the impairment of a Cost Method investment; $4.8 million of acquisition expenses; $0.3 million of adjustments to contingent consideration expense from previous acquisitions; a $(2.5) million gain on a Cost Method investment resulting from an observable price change for a similar investment of the same issuer; a $(1.8) million gain on the disposal of assets of a small business in our United Kingdom region that are classified as held-for-sale; and a $(0.1) million reimbursement for transition services provided to the buyers of certain of our discontinued operations.
(3)Represents expenses associated with our accelerated technology investment.
(4)For the three months ended September 30, 2021, net other of $12.8 million consisted of the following adjustments: $12.0 million for certain legal and regulatory expenses; and a $0.8 million net loss from currency remeasurement of our foreign operations, loan fees and other.
For the nine months ended September 30, 2021, consisted of the following adjustments: a $(20.4) million net reduction in certain legal and regulatory expenses; a $(3.4) million recovery from the Fraud Incident, net of additional administrative expense; and $2.8 million of net other consisting of net losses from currency remeasurement of our foreign operations, loan fees and other.
For the three months ended September 30, 2020, consisted of the following adjustments: $4.2 million for certain legal expenses; and $(1.6) million of net other consisting of loan fees, net gains from currency remeasurement of our foreign operations and other.
For the nine months ended September 30, 2020, consisted of the following adjustments: $34.7 million for certain legal expenses; a $1.6 million of net other consisting of net losses from currency remeasurement of our foreign operation, loan fees and other.

                                                Exhibit 99.1
SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income attributable to TransUnion	$114.2	$102.8	$369.7	$241.5

Weighted-average shares outstanding:
Basic	191.6	190.2	191.3	189.8
Diluted	193.1	192.3	192.9	192.1

Earnings per share:
Basic	$0.60	$0.54	$1.93	$1.27
Diluted	$0.59	$0.53	$1.92	$1.26

Reconciliation of net income attributable to TransUnion to Adjusted Net Income:
Net income attributable to TransUnion	$114.2	$102.8	$369.7	$241.5
Adjustments before income tax items:
Stock-based compensation(1)	17.4	7.8	51.9	29.5
Mergers and acquisitions, divestitures and business optimization(2)	10.3	1.5	23.4	12.9
Accelerated technology investment(3)	12.6	4.5	29.7	10.3
Net other(4)	12.4	2.5	(22.1)	35.5
Amortization of certain intangible assets(5)	47.3	48.1	142.7	144.7
Total adjustments before income tax items	$100.0	$64.4	$225.6	$232.9
Change in provision for income taxes per schedule 4	(19.9)	(11.1)	(39.8)	(50.6)
Adjusted Net Income	$194.3	$156.2	$555.5	$423.8

Weighted-average shares outstanding(6):
Basic	191.6	190.2	191.3	189.8
Diluted	193.1	192.3	192.9	192.1

Adjusted Earnings per Share:
Basic	$1.01	$0.82	$2.90	$2.23
Diluted	$1.01	$0.81	$2.88	$2.21

Anti-dilutive weighted stock-based awards outstanding	—	0.1	—	0.3

As a result of displaying amounts in millions, rounding differences may exist in the table above and footnotes below.
(1)Consisted of stock-based compensation and cash-settled stock-based compensation.
(2)For the three months ended September 30, 2021, consisted of the following adjustments: $22.7 million of acquisition expenses; $0.5 million of adjustments to contingent consideration expense from previous acquisitions; and a ($12.9) million gain on the sale of a Cost Method investment.
For the nine months ended September 30, 2021, consisted of the following adjustments: $8.3 million of adjustments to contingent consideration expense from previous acquisitions; $27.4 million of acquisition expenses; a $1.1 million gain reduction to notes receivable that were converted into equity upon acquisition and consolidation of an entity; and ($13.4) million gain on the sale of Cost Method investments.
For the three months ended September 30, 2020, consisted of the following adjustments: $1.5 million of acquisition expenses.
For the nine months ended September 30, 2020, consisted of the following adjustments: $7.5 million of Callcredit integration costs; a $4.8 million loss on the impairment of a Cost Method investment; $4.8 million of acquisition expenses; $0.3 million of adjustments to contingent consideration expense from previous acquisitions; a $(2.5) million

                                                Exhibit 99.1
gain on a Cost Method investment resulting from an observable price change for a similar investment of the same issuer; a $(1.8) million gain on the disposal of assets of a small business in our United Kingdom region that are classified as held-for-sale; and a $(0.1) million reimbursement for transition services provided to the buyers of certain of our discontinued operations.
(3)Represents expenses associated with our accelerated technology investment.
(4)For the three months ended September 30, 2021, consisted of the following adjustments: $12.0 million for certain legal and regulatory expenses; and $0.4 million of net other consisting of net losses from currency remeasurement of our foreign operations and other.
For the nine months ended September 30, 2021, consisted of the following adjustments: a $(20.4) million net reduction in certain legal and regulatory expenses; a $(3.4) million recovery from the Fraud Incident, net of additional administrative expense; and $1.6 million of net other consisting of net losses from currency remeasurement of our foreign operations and other.
For the three months ended September 30, 2020, consisted of the following adjustments: $4.2 million for certain legal expenses; and $(1.7) million of net gains from currency remeasurement of our foreign operations and other.
For the nine months ended September 30, 2020, consisted of the following adjustments: $34.7 million for certain legal expenses; and $0.7 million net other consisting of net losses from currency remeasurement of our foreign operations and other.
(5)Consisted of amortization of intangible assets from our 2012 change in control transaction and amortization of intangible assets established in business acquisitions after our 2012 change in control transaction.
(6)As of September 30, 2021 and September 30, 2020, there were 0.1 million and 1.3 million contingently-issuable performance-based stock awards outstanding in each respective period that were excluded from the diluted earnings per share calculation because the contingencies had not been met.

                                                Exhibit 99.1
SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate (Unaudited)
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Income before income taxes	$157.2	$138.7	$510.7	$328.3
Total adjustments before income tax items from schedule 3	100.0	64.4	225.6	232.9
Noncontrolling interest portion of Adjusted Net Income adjustments	—	(0.5)	(2.0)	(0.5)
Adjusted income before income taxes	$257.2	$202.6	$734.3	$560.8

(Provision) benefit for income taxes	$(39.0)	$(32.1)	$(129.1)	$(77.3)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(17.1)	(13.8)	(41.8)	(49.5)
Eliminate impact of excess tax benefits for share compensation(2)	(1.2)	(1.4)	(9.1)	(22.4)
Other(3)	(1.6)	4.2	11.2	21.3
Total adjustments for income taxes	(19.9)	(11.1)	(39.8)	(50.6)
Adjusted provision for income taxes	$(58.9)	$(43.1)	$(168.8)	$(127.9)

Effective tax rate	24.8%	23.1%	25.3%	23.5%
Adjusted Effective Tax Rate	22.9%	21.3%	23.0%	22.8%

As a result of displaying amounts in millions, rounding differences may exist in the table above.
(1)Tax rates used to calculate the tax expense impact are based on the nature of each item.
(2)Eliminates the impact of excess tax benefits for share compensation.
(3)Eliminates impact of state and foreign tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, capital losses and foreign tax credits and other discrete adjustments.

                                                Exhibit 99.1
SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

U.S. Markets	$57.9	$56.8	$173.0	$169.7
International	32.6	30.5	99.7	88.5
Consumer Interactive	3.9	3.5	11.4	10.9
Corporate	1.4	1.5	4.4	4.2
Total depreciation and amortization	$95.9	$92.2	$288.6	$273.4

As a result of displaying amounts in millions, rounding differences may exist in the table above.

                                                Exhibit 99.1
SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Reconciliation of Non-GAAP Guidance (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31, 2021		Twelve Months Ended December 31, 2021
	Low	High	Low	High

Guidance reconciliation of net income attributable to TransUnion to Adjusted EBITDA:
Net income attributable to TransUnion	$72	$78	$441	$448
Interest, taxes and depreciation and amortization	139	140	631	632
EBITDA	210	218	1,072	1,080
Stock-based compensation, mergers, acquisitions divestitures and business optimization-related expenses and other adjustments(1)	83	83	167	167
Adjusted EBITDA	$293	$301	$1,239	$1,247

Reconciliation of diluted earnings per share to Adjusted Diluted Earnings per Share:
Diluted earnings per share	$0.37	$0.40	$2.29	$2.32
Adjustments to diluted earnings per share(1)	0.50	0.50	1.47	1.47
Adjusted Diluted Earnings per Share	$0.88	$0.91	$3.76	$3.79
As a result of displaying amounts in millions, rounding differences may exist in the table above.
(1)These adjustments include the same adjustments we make to our Adjusted EBITDA and Adjusted Net Income as discussed in the Non-GAAP Financial Measures section of our Earnings Release.